EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Cinedigm Digital Cinema Corp. Adopts Tax Benefit Preservation Plan

Morristown, NJ, August 11, 2009 — Access Integrated Technologies, Inc. doing business as Cinedigm Digital Cinema Corp. (NASDAQ: CIDM) (the "Company") today announced that its Board of Directors has adopted a tax benefit preservation plan (the "Plan") and declared a dividend of one preferred share purchase right (the "Rights") for each outstanding share of its Class A Common Stock and Class B Common Stock.  The dividend is distributable to stockholders of record at the close of business on August 10, 2009.  The Plan is designed to preserve stockholder value and the value of certain tax assets primarily associated with net operating loss carryforwards ("Tax Attributes"). The Plan is similar to rights plans adopted by other public companies with significant net operating loss carryforwards.

Under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, the Company may use the Tax Attributes in certain circumstances to offset taxable income and reduce federal income tax liability, subject to certain requirements and restrictions.  The Company's ability to use the Tax Attributes would be substantially limited if there was an "ownership change" under Section 382 of the Internal Revenue Code (“Section 382”).  An ownership change will occur if stockholders owning or deemed to own 5% or more of the Company's outstanding Common Stock collectively increase their ownership by more than 50 percentage points over a rolling three-year period.  The Plan was adopted to reduce the likelihood of the occurrence of an ownership change under Section 382.

Effective August 10, 2009, if any person or group acquires 4.99% or more of the outstanding shares of  Common Stock (subject to certain exceptions), there would be a triggering event causing significant dilution in the ownership interest of such person or group in the Company's stock.  Stockholders who own 4.99% or more of the outstanding shares of Common Stock on August 10, 2009 will not trigger a dilutive event unless and until such stockholders purchase additional shares of Common Stock.  The Board has the discretion to exempt any acquisition of the Common Stock from the provisions of the Plan.  The Plan may be terminated by the Board at any time prior to the Rights being triggered.

The Rights will expire upon the earliest of the close of business on August 10, 2012 (unless that date is advanced or extended by the Board), the time at which the Rights are redeemed, exchanged or deemed terminated under the Plan, or the time at which the Board determines that the Tax Attributes are fully utilized or no longer available under Section 382 of the Code.

Additional information regarding the Plan and the Rights will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company will be filing with the Securities and Exchange Commission.  In addition, stockholders of record of the Company as of August 10, 2009 will be mailed a detailed summary of the Plan.

About Cinedigm
Cinedigm is the leader in providing the services, experience, technology and content critical to transforming movie theaters into digital and networked entertainment centers.  The company is a technology and services integrator that works with Hollywood movie studios and exhibitors to bring movies in digital cinema format to audiences across the country.  Cinedigm’s digital cinema deployment organization, software, unique combined satellite and hard drive digital movie delivery network; pre-show in-theater advertising services; and distribution platform for alternative content such as CineLive® 3-D and 2-D sports and concerts, thematic programming and independent films provide a complete suite of services required to enable the digital theater conversion. www.cinedigm.com [CIDM-G]

Contact:
Adam M. Mizel
Cinedigm Digital Cinema
(646) 375-3382
amizel@cinedigm.com